Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Pactiv Evergreen Inc. of our report dated June 2, 2020, except for the effects of the distribution described in Note 3 and the segment change described in Note 17, as to which the date is August 20, 2020, relating to the financial statements of Reynolds Group Holdings Limited, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

September 8, 2020